NEWS

FOR IMMEDIATE RELEASE Friday, October 21, 2022	Contact: Hawaiian Airlines Public Relations News@HawaiianAir.com

    Hawaiian Airlines Announces Agreement with Amazon to Operate Freighter Aircraft

To Host Investor Conference Call

HONOLULU – Hawaiian Holdings, Inc. (NASDAQ: HA) (the "Company"), the parent company of Hawaiian Airlines, Inc. ("Hawaiian"), today announced an agreement with Amazon.com, Inc. and its subsidiaries (NASDAQ: AMZN) (“Amazon”) to operate and maintain an initial fleet of 10 Airbus A330-300 freighters starting in the fall of 2023. Hawaiian will maintain and fly Amazon’s A330s under Hawaiian’s FAA air carrier certificate to move cargo between airports near the online retailer’s operations facilities. The initial 10 aircraft will enter into service in 2023 and 2024. The agreement also contemplates the ability to expand the fleet depending on Amazon’s future business needs.

“We are excited to help serve Amazon customers by providing additional air cargo capacity and logistics support. This recognizes our experience in providing safe and reliable operations, our incredible front-line team, and our shared focus on the customer,” said Peter Ingram, president and CEO at Hawaiian Airlines. “This relationship provides a catalyst to grow our business and the unique opportunity to diversify our revenue sources while capitalizing on our established strengths.”

“We’re thrilled to work with Hawaiian Airlines,” said Sarah Rhoads, Vice President, Amazon Global Air. “They will maintain and operate the next generation of aircraft in our fleet, which is a reflection of the excellence they deliver as a renowned airline with their own A330 aircraft.”

In preparation for service for Amazon, Hawaiian intends to establish a pilot base on the continental U.S., grow existing maintenance bases, and expand the hiring of pilots, mechanics, dispatchers, supply chain employees and others who will help support this new cargo operation.

In connection with the commercial agreement, the Company issued Amazon warrants to acquire up to 15 percent (post-issuance) of its common shares. The warrants are exercisable over the next 9 years.

Hawaiian – which in 1942 became the first commercial airline to transport scheduled U.S. air cargo with the nation’s first cargo certificate – today carries freight on passenger aircraft across its network of flights within Hawai‘i and between the islands and North America, Asia and Oceania.

A conference call for investors and reporters is scheduled for 4 p.m. Eastern Time today. The call will be available through a live audio webcast accessible in the Investor Relations section of Hawaiian’s website at HawaiianAirlines.com. For those who are not able to listen to the live webcast, the call will be archived for 90 days on Hawaiian’s website.

About Hawaiian Airlines

Hawaiian® has led all U.S. carriers in on-time performance for each of the past 18 years (2004-2021) as reported by the U.S. Department of Transportation and consumer surveys by Condé Nast Traveler and TripAdvisor have placed Hawaiian among the top of all domestic airlines serving Hawaiʻi. In 2022, the carrier topped Travel + Leisure’s 2022 World’s Best list as the No. 1 U.S. airline and was named Hawaiʻi's best employer by Forbes.

Now in its 93rd year of continuous service, Hawaiian is Hawaiʻi's biggest and longest-serving airline. Hawaiian offers approximately 130 daily flights within the Hawaiian Islands, daily nonstop flights between Hawaiʻi and 15 U.S. gateway cities – more than any other airline – as well as service connecting Honolulu and American Samoa, Australia, Japan, New Zealand, South Korea and Tahiti.

The airline is committed to connecting people with aloha by offering complimentary meals for all guests on transpacific routes and the convenience of no change fees on Main Cabin and Premium Cabin seats. HawaiianMiles members also enjoy flexibility with miles that never expire. As Hawai‘i’s hometown airline, Hawaiian encourages guests to Travel Pono and experience the islands safely and respectfully.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow Hawaiian’s Twitter updates (@HawaiianAir), become a fan on Facebook (Hawaiian Airlines), and follow us on Instagram (hawaiianairlines). For career postings and updates, follow Hawaiian’s LinkedIn page.

For media inquiries, please visit Hawaiian Airlines’ online newsroom.